PARTNERSHIP AGREEMENT

Between

Green Leaf Investment Fund, Inc.

and

Green Leaf Gardens, LLC

Effective as of October 19, 2017

PARTNERSHIP AGREEMENT

THIS PARTNERSHIP AGREEMENT effective as of the 19th day of October, 2017.

BETWEEN:

Green Leaf Investment Fund, Inc., incorporated under the laws of **Nevada**.

(hereinafter "**X**")

OF THE FIRST PART,

- and -

Green Leaf Gardens, LLC, incorporated under the laws of **Oregon**.

(hereinafter "**Y**")

OF THE SECOND PART.

WHEREAS X and Y entered into the Partnership (as defined herein) effective as of October 19, 2017 on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants, agreements and conditions herein contained, it is hereby covenanted, agreed and declared by and among the Partners (as defined herein) as follows:

ARTICLE 1 – INTRODUCTION

1.1 Definitions.

In this Agreement (as defined herein), unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings ascribed below:

(a) "**Accountants**" means such firm of accountants as the Partners may from time to time determine to be the accountants of the Partnership (as defined herein);

(b) "**Agreement**", "**this Agreement**", "**hereto**", "**herein**", "**hereby**", "**hereunder**" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof, and include any and every instrument supplemental or ancillary to or in implement hereof;

(c) "**Business**" means any business or businesses carried on by the Partnership as may be deemed by the Partners to be in the best interest of the Partnership and any other general business activities related or incidental thereto;

(d) "**Effective Date**" means October 19, 2017;

(e) "**Fiscal Year**" means June 1 to May 31;

(f) "**Partner**" means any one of X or Y or any other partner admitted pursuant to the provisions of this Agreement, "**Partners**" means all of them, and the "**Partnership**" means the partnership established by this Agreement; and

(g) "**Person**" means any individual, firm, corporation, partnership, joint venture, trustee or trust, government or agency thereof, unincorporated association, or other entity and pronouns have a similarly extended meaning.

1.2 Number and Gender.

Words importing the singular include the plural and *vice versa* and words importing gender include all genders.

1.3 Governing Legislation.

Except as expressly stipulated in this Agreement to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the *laws of Nevada*.

ARTICLE 2 – FORMATION OF PARTNERSHIP

2.1 Establishment.

Subject to the terms and conditions hereof, the parties hereto agree to carry on the Business in partnership.

2.2 Term.

Subject to the provisions of this Agreement, the Partnership shall commence as of the Effective Date and shall continue for a term ending on the earlier of:

(a) the date on which the Partnership is voluntarily dissolved by unanimous agreement of the Partners; or

(b) the date on which the Partnership is dissolved by operation of law.

2.3 Name.

The name of the Partnership shall be under Green Leaf Investment Fund, Inc. and/or such other name or names as the Partners may from time to time agree upon in writing and no party shall carry on business under such name except as a Partner of the Partnership.

2.4 Place of Business.

The place of business of the Partnership shall be at such place or places as the Partners shall from time to time hereafter determine.

2.5 New Partners.

No person shall be admitted as a Partner except with the unanimous consent in writing of the Partners.

ARTICLE 3 – FINANCIAL MATTERS

3.1 Capital Agreement.

1. Green Leaf Gardens, LLC, LLC will issue a 20% equity stake in their company to Green leaf Investment Fund, Inc. in return for:

a) Green Leaf Gardens, LLC will be issued 5,000,000 shares of common stock in Green Leaf Investment Fund, Inc.
b) Additional stock to be issued based on success levels of the company. If certain revenue metrics are met; Green Leaf Gardens, LLC will be issued additional shares of common stock TBD based on future milestones and deliverables

* 20% equity is defined as net income per year of profit from Green Leaf Gardens, LLC. As well as 20% of all assets owned by Green Leaf Gardens, LLC. Green Leaf Investment Fund, Inc. will also be entitled to 20% of any asset that is liquidated by Green Leaf Gardens, LLC. If Green Leaf Gardens, LLC liquidates the entire business, Green Leaf Investment Fund, Inc. will be entitled to 20% of the sales price. If Green Leaf Gardens, LLC reports a loss for any fiscal year, Green Leaf Investment Fund, Inc. will not be responsible for any incurred losses.

The capital contributed by Green Leaf Investment Fund, Inc. will have the following provisions of this Section 3.1 shall apply:

a) Capital will go toward Green Leaf Gardens, LLC, which will be utilized to grow and expand their current operations.
b) Green Leaf Investment Fund, Inc. will help with further expansion of Green Leaf Gardens, LLC current operations. Future funding will be determined based on the success of Green Leaf Investment Fund, Inc.

3.2 Profits and Losses.

In each Fiscal Year all items of income and gain, and expense and loss of the Partnership shall be determined by the Accountants at the end of each Fiscal Year.

3.3 Net Profits and Losses.

Until otherwise unanimously agreed by the Partners, and subject to the provisions of this Agreement, the net profits, if any, of the Partnership will be re-invested into the company and salaries paid to the Board members and executive management team; which will be agreed upon at a later time.

3.4 Financial Statements.

Proper accounts shall be kept of all transactions of the Business and at the end of each Fiscal Year or as soon thereafter as possible, a statement shall be prepared showing the income and expenses of the Business for the past year and what belongs and is due to each of the Partners as its share of the profits.

3.5 Borrowing or Encumbrance of Partnership Interest.

Neither Partner shall, without the previous consent in writing of the other, sign or encumber its share or interest in the Partnership, borrow money on behalf of the Business or, hire any employee or subcontractor.

3.6 Payment of Obligations.

Each of the Partners shall punctually pay and discharge its separate debts, liabilities, obligations, duties and agreements whether at present or future and keep indemnified the Partnership property and the other Partner from all actions, proceedings, costs, claims and demands of every nature.

3.7 Indemnification.

If at any time either of the Partners is required to pay or become liable for any fraud charges, that Partner shall have as against the other Partner a right of recovery of the appropriate proportion of the payment or indemnification against such liability, and the Partner shall have, on becoming liable for such debt, the first lien or charge on the capital and all other interest or interests of the offending Partner in the Partnership agreement.

ARTICLE 4 – MANAGEMENT

4.1 Management.

Final authority, management and control of the business and affairs of the Partnership shall be vested in the Partners.

4.2 Action of the Partners.

The powers of the Partners may be exercised by resolution passed at a meeting of the Partners or by resolution consented to by the signatures of the Partners.

4.3 Delegation of Authority.

The Partners may at any time and from time to time by resolution passed at a meeting of the Partners delegate any power or authority relating to the management of the business and affairs of the Partnership to any Partner and the exercise of any such authority or authority by such Partner shall be valid and binding upon all Partners until such power or authority has been rescinded by resolution.

4.4 Place of Meeting.

Meetings of the Partners shall be held at the principal office of the Partnership, or, at such other place as the Partners may, by unanimous agreement, determine.

4.5 Calling of Meetings.

Meetings of the Partners shall be held from time to time at such time and on such day without notice as any Partner may determine.

4.6 Power of Attorney.

Each Partner grants to the other Partner for such time as he remains a Partner to this Agreement, an irrevocable power of attorney for the purposes of filing any notices or registrations as may be required by law in connection with the existence or carrying on of the business of the Partnership.

4.7 Fiscal Year.

Fiscal year for the company will be 5/31.

4.8 Books and Records.

Complete and accurate books of account shall be kept at the principal place of business of the Partnership and shall show the condition of the business and finances of the Partnership, and each Partner shall have access to, and may inspect and copy, any part thereof.

4.9 Partnership Property.

Unless otherwise unanimously agreed by the Partners or unless registered in the name of a trustee, all Partnership property shall be registered in the name of the Green Leaf Investment Fund, Inc.

ARTICLE 5 – DETERMINATION OF PARTNERSHIP

5.1 General.

Except as expressly permitted in this Article 5, or as otherwise unanimously agreed to in writing by the Partners, no Partner may sell, assign, convey, transfer, mortgage, charge or otherwise encumber all or any part of company property without approval of all members.

5.2 Dissolution.

The Partnership shall be dissolved at any time by unanimous resolution of the Partners passed at a meeting of the Partners called for that purpose. The Partnership may also be terminated by unanimous agreement in writing signed by all of the Partners.

5.3 Determination.

In the event of the dissolution of the Partnership, the Partnership shall terminate and a proper accounting shall be made of the capital and income accounts of each Partner and the profit or losses of the Partnership to the date of dissolution by the Accountants. The assets of the Partnership shall be liquidated and the proceeds of such liquidation shall then be distributed as follows, unless the Partners otherwise unanimously agree:

(a) firstly, to repay all costs, debts, expenses, liabilities and obligations of the Company;

(b) secondly, to pay to each Partner its share of the capital; and

(c) thirdly, to divide the surplus, if any, between the Partners.

5.4 Agreements with Transferees.

In the event that any Partner (in this Section 5.4 called the "**Transferor**"), pursuant to the terms and conditions hereof, purports to transfer all, but not less than all, of its interest or share in the Partnership to any Person (such Person in this Section 5.4 called the "**Transferee**"), then no such transfer shall be made or shall be effective until the Transferee enters into an agreement with the other Partner hereto whereby the Transferee agrees to assume and be bound by all of the obligations of the Transferor and to be subject to all of the terms and conditions of this Agreement.

5.5 Restraining Order.

In the event that any Partner shall at any time purport to transfer, charge or mortgage its interest or share or any part thereof in the Partnership in violation of the provisions of this Agreement, then the other Partner shall, in addition to any rights and remedies which may be available to such Partner, at law or in equity, be entitled to a decree or order restraining or enjoining such transfer, charge or mortgage.

ARTICLE 6 – GENERAL

6.1 Headings.

The headings of any Article, Section or part thereof are inserted for purposes of convenience only and shall not form part hereof and shall not be considered in the interpretation hereof.

6.2 Notices.

Any notice, demand, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if served personally upon the party or a representative or officer of the party for whom it is intended, or mailed by certified or registered mail, postage prepaid, or telexed, telegraphed, or telecopied, addressed at such address to such officers as a party may from time to time advise to the other parties by notice in writing. The date of receipt of any such notice, demand, request,

consent, agreement or approval if served personally shall be deemed to be the date of delivery thereof, or if mailed as aforesaid, the fifth business day following the date of mailing, or if delivered via telex, telegraph, or telecopier, the business day following transmission.

6.3 Governing Law.

The validity and interpretation of this Agreement shall be governed exclusively by the laws of the State of Nevada and the federal laws of the United States applicable therein.

6.4 Severability.

The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provision hereof, but this Agreement shall be construed and enforced as if such invalid or unenforceable provision was omitted.

6.5 Effective Date.

Notwithstanding the actual date of execution hereof, this Agreement shall be effective as of and from the Effective Date.

6.6 Entire Agreement.

This Agreement embodies the entire and final agreement of the Partners with regard to the Partnership and no representations, warranties, agreements, understandings, verbal or otherwise, exist between the Partners except as herein expressly set out.

6.7 Amendments.

No amendment, alteration, change, qualification or modification of this Agreement shall be valid unless it is in writing and signed by each Partner hereto and any such amendment, alteration, change, qualification or modification shall be adhered to and have the same effect as if they had been originally embodied in and formed a part of this Agreement.

6.8 Time.

Time is of the essence of this Agreement and of every part hereof.

6.9 Further Assurances.

The Partners hereto, and each of them, covenant and agree that each of them shall and will, upon reasonable request of the other Partners, make, do, execute or cause to be made, done or executed all such further and other lawful acts, deeds, things, devices and assurances whatsoever for the better or more perfect and absolute performance of the terms and conditions of this Agreement.

6.10 Enurement.

This Agreement and the provisions hereof shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

6.11 Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF the parties hereto have duly executed this Agreement this day of October 19, 2017, to be effective as of the Effective Date in accordance with Section 6.5 of this Agreement.

Green Leaf Investment Fund, Inc	**Green Leaf Gardens, LLC**
DocuSigned by: Douglas DiSanti 32D1EC5B8742487...	DocuSigned by: DaK 07A03E34676F4EE...
Name: Douglas DiSanti Title: President/CEO Date: 10/23/2017	Name: Daniel Kemeny Title: Managing Partner Date: 10/23/2017